Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TransMedics Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	TransMedics Group, Inc. Inducement Plan - Common Stock, no par value per share	Other - 457(c) and 457(h)	1,000,000(2)	$31.49(3)	$21,506,659.00	$92.70	$1,993.69

Total Offering Amounts					$21,506,659.00		$1,993.69

Total Fee Offsets							N/A

Net Fee Due							$1,993.69

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Represents 1,000,000 shares of Common Stock available for future issuance under the Inducement Plan as of March 1, 2022.
(3)

The proposed maximum aggregate offering price for the Inducement Plan consists of (i) $415.44 payable in respect of 160,800 shares subject to options at a weighted average exercise price of $27.87 per share, (ii) $702.05 payable in respect of 240,500 shares subject to options at a weighted average exercise price of $31.49 per share, (iii) $195.13 payable in respect of 158,500 shares subject to options at a weighted average exercise price of $13.28 per share and (iv) $681.06 payable in respect of 440,200 shares at a price calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The fee in respect of such 440,200 shares is calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Market on February 25, 2022 to be $17.34 and $16.04, respectively.